Exhibit 10.15.3

THIRD AMENDMENT TO THE
UCAR CARBON
COMPENSATION DEFERRAL PLAN

        The UCAR Carbon Compensation Deferral Plan (as amended and restated effective March 31, 2003) (“Plan”), is hereby amended as follows:

1.	A new paragraph (i) is added to Section 6.1 of the Plan to read as follows: “(i) Notwithstanding any other provision of this Section 6.1, effective November 1, 2005, for Participants designated by the Company or Administrative Committee, such Participants’ participation under the Plan shall be terminated and their benefits under the Plan distributed no later than December 31, 2005. This paragraph (i) is intended to comply with and shall be administered in accordance with Q&A-20 of IRS Notice 2005-1 and other applicable provisions of the rules and regulations issued under Section 409A.”

2.	The provisions of this Third Amendment to the Plan are effective as of November 1, 2005.

UCAR CARBON COMPANY INC.

By:/s/Karen G. Narwold Dated:November 3, 2005